EXHIBIT 12

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      Years Ended December
31,
                                               1999        1998        1997
                                            ----------  ----------  ----------
                                                   (Dollars in Millions)

Income from continuing operations           $5,576      $3,049      $6,483
Income taxes                                 3,118       1,636       1,025
Losses of nonconsolidated associates           325         239         105
Minority interests                              28          20         (44)
Amortization of capitalized interest            66          68          56
                                           -------     -------      ------

Income from continuing operations
  before income taxes,
  undistributed income of associates,
  and capitalized interest                   9,113       5,012       7,625
                                             -----       -----       -----

Fixed charges included in income
  from continuing operations
  Interest and related charges on debt       7,642       6,441       5,742
  Portion of rentals deemed to be interest     284         251         264
                                            ------      ------      ------
      Total fixed charges
        included in income from
        continuing operations                7,926       6,692       6,006
                                             -----       -----       -----

Earnings available for fixed charges       $17,039     $11,704     $13,631
                                            ======      ======      ======

Fixed charges
  Fixed charges included in income from
    continuing operations                   $7,926      $6,692      $6,006
  Interest capitalized in the period            95         110         126
                                           -------      ------      ------
      Total fixed charges                   $8,021      $6,802      $6,132
                                             =====       =====       =====

Ratios of earnings to fixed charges           2.12        1.72        2.22
                                              ====        ====        ====
























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